EXHIBIT 99.1 -- Press release

For Immediate Release                Contacts
January 16, 2007                     Brian T. Beckwith, President & CEO
                                     Michael L. DeMarco, Chief Financial Officer
                                     (201) 712-0090

Peoples Educational Holdings, Inc. Announces September 1 to November 30, 2006 2nd Quarter and Year to Date Results
--------------------------------------------------------------------------------

Saddle Brook, New Jersey, January 16, 2007 -- Peoples Educational Holdings, Inc. (Nasdaq: PEDH) today reported 2nd quarter revenue of $8.2 million for the three-month period ended November 30, 2006, down 11.8% from the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $6.5 million for the quarter, compared to $7.3 million over the same period in the prior year. College Preparation revenue was $1.8 million, compared to $2.0 million in the prior year. Net loss for the quarter was $336,000 compared to net income of $285,000 in the prior year.

Revenue for the six-month period ended November 30, 2006 was $23.6 million compared to $23.3 million for the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group was $13.7 million for the compared to $13.8 million over the same period in the prior year. College Preparation revenue was $9.9 million, compared to $9.5 million in the prior year. Net Income for the six-months ended November 30, 2006 was $700,000 compared to $1.1 million in the prior year. Earnings per share on a primary and diluted basis for the six months ending November 30, 2006 was $0.16 and $0.15 respectively compared to $0.25 and $0.23 for the same period in the prior year.

Brian T. Beckwith, President and CEO, commented, "While we outperformed the K-12 publishing industry, which recorded a 24% decline according to the American Association of Publishers, our second quarter results were disappointing. Although we had strong first quarter results and resumed year over year sales growth for the month of December, we are cautious about the outlook for educational spending for the remainder of the school year. As a result, we are reducing our outlook for the current fiscal year, which ends May 31, 2007".

Given lower than expected second quarter results, and a revised outlook for the remaining quarters, Peoples Education now expects revenue to be between $38 and $40 million, and primary EPS to be between $0.08 and $0.10 per share for fiscal year 2007.


ABOUT PEOPLES EDUCATIONAL HOLDINGS, INC.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction

         Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

         Instruction: Grades 2-8 state customized, print worktext and print and web-based assessments that provide students in-depth instruction and practice in reading, language arts, and mathematics.

College Preparation
         The Company distributes and publishes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com



                                       5